Exhibit 10.14

SECOND AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
OF YARDVILLE NATIONAL BANK

Purpose

     The purpose of the Yardville National Bank Supplemental Executive Retirement Plan is to provide those officers of Yardville National Bank listed in Appendix A attached hereto with supplemental retirement benefits in addition to those otherwise provided to employees of Yardville National Bank.

     The Plan is an unfunded plan maintained for the purpose of providing deferred compensation for selected officers of the Bank, each of whom is a member of a select group of management or highly compensated employees for purpose of Title I of the Employee Retirement Income Security Act of 1974, as amended.

     Previously, the officers listed in Appendix A were participants in either the Yardville National Bank Salary Continuation Plan or the Yardville National Bank Survivor Income Plan (collectively the “Prior Plans”). In order to achieve administrative efficiency, Prior Plans were combined in this restated Plan. This Second Amended and Restated Plan was adopted by the Board on February 25, 2004. The Plan, as originally amended and restated was effective January 1, 2002. The Second Amended and Restated Plan reflects various technical modifications approved by the Board

ARTICLE 1
Definitions

     For purposes hereof, unless otherwise clearly apparent from the context, the following phrases and terms shall have the indicated meanings:

     1.1 “Accrued Benefit” shall mean a Participant’s Target Benefit, multiplied by a factor, no greater than one, the numerator of which is his or her Years of Participation and the denominator of which is the full number of years beginning on a Participant’s Eligibility Date and ending on his or her Normal Retirement Date.

     1.2 “Actuarial Equivalent” shall mean an amount or a series of payments that, at a given point in time, is determined to have the same or equivalent value, at that point in time, as another given amount or another given series of payments, taking into consideration the time value of money, mortality and such other actuarial factors as may be appropriate. The Actuarial Equivalent of a benefit payable under this Plan shall be determined by reference to actuarial factors consistent with Section 417(e) of the Internal Revenue Code of 1986, as amended.

     1.3 “Beneficiary” shall mean those persons designated by the Participant to receive benefits under the Plan as described in Article 6 upon the death of the Participant.

     1.4 “Board” shall mean the Board of Directors of Yardville National Bank.

     1.5 “Cause” is defined in Section 6.3 of this Plan.

     1.6 “Change of Control” is defined in Article 10 of this Plan.

     1.7 “Committee” shall mean the administrative committee appointed to manage and administer this Plan in accordance with the provisions of Article 13.

     1.8 “Company” shall mean Yardville National Bancorp, Inc.

     1.9 “Considered Compensation” shall mean the total of all payments (including salary, bonuses and all other elements of cash compensation except as specifically provided otherwise herein) made to a Participant on account of employment with the Company for services rendered, including any amounts of salary that the Participant may from time to time elect to defer under the Company’s 401(k) Plan (or any similar successor plan or plans) or under any cafeteria plan (within the meaning of Section 125 of the Internal Revenue Code of 1986, as amended) or any nonqualified deferred compensation plan from time to time maintained by the Company, but excluding:

(a)	Income arising from any stock bonus, stock option, stock appreciation rights or restricted stock plan;

(b)	Contributions to and payments from any qualified or nonqualified employee benefit plan of the Company (except as provided above); and

(c)	Cost of living differential, and automobile allowances.

     Considered Compensation in a particular period shall include salary payments actually received in that period as well as any amounts of salary that would have been received in that period had payment not been deferred through participation in the Company’s 401(k) Plan (or any similar successor plan or plans) or in a cafeteria plan or nonqualified deferred compensation plan of the Company.

     1.10 “Disability” shall mean a condition which qualifies for receipt of disability income payments under the Disability Plan.

     1.11 “Disability Offset Amount” shall mean the sum of the following:

(a)	The annual amount of any disability income payments received by a Participant or his or her family members under the Social Security Act; and

(b)	The annual amount of disability income payments received by the Participant under the Disability Plan.

     1.12 “Disability Plan” shall mean the long-term disability plan of the Company, if any, as now or hereafter amended, including any similar successor plan.

     1.13 “Eligibility Date” shall mean the date the Participant began accruing benefits under the Plan. This date shall be established from the Prior Plans for those individuals listed in Appendix A as of the Effective Date, except as otherwise provided by the Board. For any other individuals, this date will be established by the Board.

     1.14 “Final Average Earnings” shall mean the average of the highest annual Considered Compensation received by a Participant during the three calendar years out of the current and preceding five calendar years during which his considered Compensation was the highest. At any point in time, Final Average Earnings shall be computed to the date of determination by taking into account actual Considered Compensation during the current calendar year (with annualization) and the five preceding calendar years.

     1.15 “Normal Retirement Age” shall mean attainment of age 65 or attainment of both age 60 and 20 years of service, or such other date as described in a Prior Plan or Appendix A.

     1.16 “Normal Retirement Date” shall mean the first day of the month following the month in which a Participant attains his or her Normal Retirement Age.

     1.17 “Participant” shall mean an executive of the Company designated by the Board of Directors of the Company and approved by the Committee who is a member of a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

     1.18 “Plan” shall mean this Supplemental Executive Retirement Plan of Yardville National Bank, as amended and restated.

     1.19 “Prior Plan” shall mean either the Yardville National Bank Salary Continuation Plan or the Yardville National Bank Survivor Income Plan previously established by the Company for any Participant listed on Appendix A as of the Effective Date.

     1.20 “Plan Year” shall mean the 12-consecutive-month period ending December 31 of each year.

     1.21 “Target Benefit” shall mean an amount equal to a stated percentage of a Participant’s Final Average Earnings as described in Appendix A.

     1.22 “Trust” shall mean the Supplemental Executive Retirement Plan Trust Agreement of Yardville National Bank.

     1.23 “Year of Participation” shall mean for a Participant the full year measured from a Participant’s Eligibility Date and anniversaries thereafter.

     1.24

ARTICLE 2
Participation

     2.1 Participation. Upon nomination by the Board of Directors of the Company and approval by the Committee, an executive of the Company shall become a Participant effective as of the date specified in the nomination document.

ARTICLE 3
Retirement

     3.1 Normal Retirement Benefit. Except as provided in Section 6.2, upon retirement from the Company at or after his or her Normal Retirement Date, a Participant shall be entitled to receive an annual retirement benefit equal to his or her Target Benefit.

     3.2 Form and Time of Retirement Payments Pursuant to Articles 3 and 6.

(a)	Form of Payment. Benefits pursuant to Articles 3 and 6 shall be paid, at the Participant’s election, in the form of (i) monthly installments for a period ending at the later of: (i) the Participant’s death or (ii) one hundred eighty (180) months measured from the date on which benefits commence hereunder; or (ii) a lump sum which is the Actuarial Equivalent of the monthly benefits otherwise payable under the Plan. The Participant’s election shall be made on a form designated by the Committee for such purpose.

(b)	Time of Payment. Installment payments shall be made in equal amounts on a monthly basis commencing on the Normal Retirement Date or the actual date of retirement if the Participant defers his retirement beyond the Normal Retirement Date. A lump sum payment, if elected, shall be paid within 90 days following the Participant’s termination of employment. Neither installment payments nor a lump sum payment shall be adjusted on account of a Participant’s deferral of retirement past his or her Normal Retirement Date, except to the extent such adjustment results from changes in a Participant’s Final Average Earnings. The Company may withhold from any payment any income tax or other amounts as required by law.

(c)	A Participant, while employed by the Bank, may change the form in which his benefits shall be paid by filing a revised election indicating such change at least one (1) calendar year prior to the date payments are to commence. Such election shall be irrevocable beginning one (1) calendar year prior to the date payments are to commence. Subject to Section 10.3, no changes in the form of benefit payment shall be permitted following a Participant’s termination of employment.

ARTICLE 4
Disability

     4.1 Disability Benefit. If a Participant suffers a Disability while employed by the Company prior to his or her Normal Retirement Date for which he or she receives disability income payments under the Disability Plan, the Participant shall be entitled to receive a monthly disability benefit under this Plan equal to 100% of the Participant’s Final Average Earnings, as of the date which is the first day of the seventh month following an onset of the Disability, reduced by the Disability Offset Amount.

     4.2 Form and Duration of Disability Payment. The annual disability benefit under Section 4.1 shall be payable in equal monthly installments commencing on the date specified under Section 4.1 and continuing until the earliest of the following dates:

(a)	The date the Participant returns to active employment with either the Company or another employer;

(b)	The date that disability income payments cease under the Disability Plan; or

(c)	The Participant’s Normal Retirement Date or date of death.

     4.3 Benefits on Cessation of Disability Payments. After a Participant’s disability benefits cease pursuant to Section 4.2, the Participant shall be entitled to benefits under this Plan determined as follows:

(a)	If the Participant’s disability benefits cease because the Participant returns to active employment with the Company, or if they cease pursuant to Section 4.2(b) and the Participant returns to active employment with the Company within six (6) months following such cessation, then (i) the Participant shall be credited with Years of Participation for the period during which disability benefits were provided under this Plan; and (ii) the Participant shall thereafter be entitled to receive such benefits, if any, as are available under the other provisions of this Plan.

(b)	If the Participant’s disability benefits cease because the Participant returns to active employment with another employer, or if they cease pursuant to Section 4.2(b) and the Participant does not return to active employment with the Company within six (6) months following such cessation, then (i) the Participant shall, for purposes of this Plan, be considered to have terminated employment as of the date of onset of his or her Disability and shall be credited with no further Years of Participation after that date; and (ii) the Participant shall thereafter be entitled to receive such benefits, if any, as are available under the other provisions of this Plan.

(c)	If the Participant’s disability benefits cease because the Participant reaches his or her Normal Retirement Date or dies, then (i) the Participant shall be credited with Years of Participation for the period during which disability benefits were provided under this Plan; and (ii) the Participant shall be entitled to receive the benefit specified in Section 3.1, as if he or she had retired on that date, or the Participant’s beneficiary shall be entitled to receive any death benefit specified in Section 5.1 or 5.2, as the case may be. Such benefit shall be computed as of the Participant’s Normal Retirement Date or date of death, as the case may be, based on the Participant’s Final Average Earnings as of the date of onset of the Participant’s Disability, without reduction for disability benefits paid under this Plan. Such benefit shall be paid at the time and in the form specified in Section 3.2, 5.l or 5.2, as the case may be, except that, in the case of payments pursuant to Section 3.2, if any Disability Offset Amounts continue to be paid following the Participant’s Normal Retirement Date, the payments shall be offset by such Amounts so long as they continue to be paid.

     4.4 Disability After Normal Retirement Date. If a Participant suffers a Disability after his or her Normal Retirement Date but prior to actual retirement, the Participant shall be deemed to have retired as of the date of onset of the Disability and shall thereafter be entitled to receive the benefit specified in Section 3.1. Such benefit shall be computed as of the Participant’s deemed date of retirement. Such benefit shall be paid at the time and in the form specified in Section 3.2, except that, if any Disability Offset Amounts are paid following the Participant’s deemed retirement, the annuity payments shall be offset by such amounts so long as they continue to be paid.

ARTICLE 5
Death Benefit

     5.1 Death Prior to Benefit Commencement. If a Participant dies before receiving any benefits under Article 3 of this Plan, then, the Participant’s Beneficiary shall be entitled to receive an annual benefit equal to 100% of the monthly retirement benefit that the Participant would have been entitled to receive under Section 3.1 if the Participant had retired on his or her Normal Retirement Date (without regard to the Participant’s actual age and years of service as of such date) immediately prior to his or her death and such benefit had been paid pursuant to Section 3.2. Such benefits will be payable to the Beneficiary in accordance with the Participant’s election under Section 3.2(a).

     5.2 Death After Benefit Commencement. If a Participant dies after commencing the receipt of benefits under this Plan, then, the Participant’s Beneficiary will receive any remaining payments which otherwise are due under Section 3.2(a).

     5.3 Lack of Beneficiary Designation. In the absence of any effective beneficiary designation by the Participant, any amounts becoming due and payable upon the death of the Participant shall be paid to his or her executor or administrator.

ARTICLE 6
Termination of Employment

     6.1 Termination Prior to Normal Retirement Date. Except as provided in Sections 6.2 and 10.2, a Participant who terminates employment with the Company prior to his or her Normal Retirement Date for a reason other than death or Disability shall be entitled to receive an annual benefit commencing on his or her Normal Retirement Date equal to his or her Accrued Benefit as of the date of termination from employment.

     6.2 Termination With Cause. If the Company terminates a Participant’s employment with cause, then, except as expressly provided in Section 10.2 below, the Participant shall not thereafter be entitled to any benefits under this Plan.

     6.3 Definition of Cause. As used in this Article 6, the term “Cause” shall include, without limitation, willful misconduct, fraud, violation of any federal or state law involving the commission of a crime against the Company, commission of a felony, or commission of a gross misdemeanor. The term “willful misconduct,” as used in this Section 6.3, shall mean any act or failure to act which is done in bad faith with the intent to injure the Company’s business or reputation.

     6.4 Vesting Requirements. A Participant’s nonforfeitable benefits under this Plan shall be determined by reference to this Section 6.4. A Participant shall be 100% vested upon the occurrence of any of the following events: (a) attainment of his or her Normal Retirement Age, (b) the Participant’s Disability as provided in Article 4, (c) the Participant’s death as provided in Article 5, and (d) a Change of Control as described in Article 10. Upon a Participant’s termination of employment for any other reason, except as provided in Section 6.2, the Participant’s vested benefit shall be equal to the Participant’s Accrued Benefit as of the date of termination. If a Participant’s termination of employment is subject to Section 6.2, his or her nonforfeitable percentage shall be zero.

ARTICLE 7
Company/Participant Liability

     7.1 General Assets. Amounts payable to a Participant shall be paid exclusively from the general assets of the Company. However, the Company has established the Trust to which the Company may make contributions in order to provide for the payment of benefits under the Plan. Notwithstanding the foregoing, Trust assets shall be treated as assets of the Company and shall remain subject to the claims of the general creditors of the Company under the circumstances set forth in the Trust.

     7.2 Company’s Liability. The Company’s liability for the payment of benefits shall be defined only by this Plan.

     7.3 Limitation of Obligation. Except as expressly provided for in this Plan, the Company shall have no obligation under this Plan to a Participant or his or her Beneficiary, if any.

     7.4 Participant Cooperation. A Participant must at all times cooperate with the Company and the Committee and furnish all information requested by the Company or the Committee in order to facilitate the determination of benefits or the administration of this Plan. Such cooperation shall include, without limitation, taking a physical or mental examination if so requested by the Company or the Committee. If a Participant fails promptly to cooperate or furnish requested information, the Committee, in its sole and absolute discretion, may withhold benefits from the Participant.

     7.5 Unsecured General Creditor. A Participant and his or her Beneficiary, if any, shall not have, by reason of this Plan, any legal or equitable rights, claims or interests in any property or assets of the Company nor shall they be beneficiaries of, or have any legal or equitable rights, claims or interest in the life insurance policies or annuities or the proceeds there from owned, or which may be acquired, by the Company. Any and all of the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligations under this Plan shall be merely those of an unfunded and unsecured promise of the Company to pay money in the future.

ARTICLE 8
No Guarantee of Employment

     8.1 No Guarantee of Employment. Nothing in this Plan shall alter in any manner the employment relationship with a Participant.

ARTICLE 9
Plan Amendment and Termination

     9.1 Amendment. The Company may amend this Plan at any time so long as the rights required to be preserved on termination under Section 9.2 are not reduced. No amendment of this Plan or waiver of any of the specific provisions of this Plan shall be valid unless made pursuant to a duly executed written document.

     9.2 Termination. Subject to Article 10, the Company may terminate this Plan at any time, for any reason, as follows:

(a)	Termination shall be by notice to the Committee, which shall notify Participants of the termination. The effective date of the termination shall not be earlier than the first day of the month in which notice is given.

(b)	After the effective date of termination, no further executives shall be selected for participation and no further benefits shall accrue for existing Participants.

(c)	In the event of termination, the retirement benefits of each existing Participant shall be paid at the time and in the amount and form specified under the terms of this Plan as in effect on the day before termination, except that the Participants’ respective Accrued Benefits and Vested Amounts shall be based on their Final Average Earnings, Years of Service and Years of Participation as of the effective date of Plan termination. Notwithstanding the foregoing, the Company shall be entitled to provide retirement benefits in any alternative form that is the Actuarial Equivalent of the form in which the retirement benefits were payable under the provisions of this Plan in effect before termination.

(d)	Unless otherwise expressly provided at the time of termination of the Plan, no Participant shall be entitled to any benefit under this Plan on account of any Disability that commences following the effective date of Plan termination.

ARTICLE 10
Change of Control

     10.1 Change of Control. For purposes of this Plan, the term “Change of Control” means:

(a)	Merger: the Company merges into or consolidates with another corporation, or merges another corporation into the Company and, as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

(b)	Acquisition of Significant Share Ownership: a report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding voting securities;

(c)	Change in Board Composition: during any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least three-fourths (3/4) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

(d)	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

     10.2 Termination of Employment Following a Change of Control. If, during the three-year period following a Change of Control, the employment of a Participant is involuntarily terminated (other than for Cause) or if the Participant’s employment is constructively terminated (as defined in Section 10.3), then the Participant shall be deemed to have retired as of his termination date at or after his or her Normal Retirement Date (without regard to his actual age or service as of such date) under the provisions of this Plan, and shall be entitled to receive a retirement benefit in an annual amount equal to the Participant’s Target Benefit (with the Target Benefit to be determined based on the Final Average Earnings of the Participant as of the date of termination). Such retirement benefit shall be paid in accordance with the provisions of Section 3.2 of this Plan effective as of the first month following the Participant’s termination. Notwithstanding anything in this Plan to the contrary, if, during the three-year period described in the first sentence of this paragraph the Participant’s employment terminates (i) by reason of his death or Disability, (ii) for Cause or (iii) if the Participant terminated employment on a voluntary basis without grounds for constructive termination, then the Participant shall be limited to the other compensation and benefits payable under Articles 4, 5 and 6 of this Plan. The special rules applicable under this Section 10.2 shall expire following the third anniversary of the event constituting a Change in Control.

     10.3 Constructive Termination of Employment. A Participant’s employment shall be deemed to be constructively terminated on or after the effective date of a Change in Control if there occurs any one of the following:

(a)	The assignment to him of any duties inconsistent in any respect with his position (including status, offices, titles and reporting relationships), authority, duties or responsibilities immediately prior to the Change in Control or any other action by the Company which results in a diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant

(b)	A reduction by the Company in his annual base salary as in effect immediately prior to the Change in Control;

(c)	The Company’s requiring him to be based at any office or location that is more than 35 miles from his office or location immediately prior to the Change in Control;

(d)	The failure by the Company, without his consent, to pay to him any portion of his current compensation, or to pay to him any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

(e)	The failure by the Company to continue in effect any compensation plan in which he participates immediately prior to the Change in Control which is material to his total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan is substituted therefore, or the failure by the Company to continue the Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, as existed immediately prior to the Change in Control; or

(f)	The failure by the Company to continue to provide him with benefits substantially similar to those enjoyed by him under any of the Company’s pension, life insurance, medical, health and accident, disability or other welfare plans in which he was participating at the time of the Change in Control.

     10.4 Special Distribution Rule. Notwithstanding anything in this Plan to the contrary, a Participant who terminates employment in accordance with Section 10.2 may elect to receive a lump sum payment which is the Actuarial Equivalent to the monthly benefit otherwise payable pursuant to Section 3.2; provided, however, that such election must be made within ninety (90) days following the Participant’s termination of employment during the three-year period following a Change in Control.

ARTICLE 11
Other Benefits and Agreements

     11.1 Coordination with Other Benefits. The benefits under this Plan for a Participant and his or her Beneficiary, if any, are in addition to any other benefits available under any other plan or program for employees of the Company. This Plan shall supplement and shall not supersede, modify or amend any other such plan or program.

ARTICLE 12
Restrictions on Alienation of Benefits

     12.1 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey, in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof. No part of the amounts payable hereunder shall, prior to actual payment, be subject to any claims of creditors and, in particular, they shall not be subject to attachment, garnishment, seizure or sequestration by any creditor for the payment of any debts, judgments, obligations, alimony or separate maintenance owed by a Participant or his or her Beneficiary, if any.

ARTICLE 13
Administration of Plan

     13.1 Committee Administration. The general administration of this Plan, as well as construction and interpretation hereof, shall be the responsibility of the Committee, the number of members of which shall be designated from time to time by the Board and the members of which shall be appointed from time to time by, and shall serve at the pleasure of, the Board.

     13.2 Committee Authority. The Committee shall have the exclusive right and authority:

(a)	To from time to time establish rules, forms and procedures for the administration of this Plan;

(b)	To interpret this Plan and to correct any defect, supply any information and reconcile any inconsistency in such manner and to such extent as the Committee, in its sole and absolute discretion, shall deem necessary or advisable to carry out the purpose of this Plan; and

(c)	To make all other determinations that the Committee, in its sole and absolute discretion, shall deem necessary or advisable in connection with the administration of this Plan, including, without limitation, determination of (i) the benefit amounts to which a Participant is entitled (and the appropriate Final Average Earnings, Disability Offset Amount, Years of Participation to be used in determining such benefit amounts); (ii) whether Cause existed for the termination of employment of a Participant; (iii) whether a Participant’s employment has been constructively terminated (within the meaning of Section 10.3) and (iv) whether benefits are to be withheld or terminated pursuant to Section 7.4.

     Subject to the claims procedures set forth in Article 14, all rules, procedures, interpretations and determinations made by the Committee in good faith shall be final, conclusive and binding upon all persons having or claiming to have any right or interest under this Plan.

     13.3 Committee Indemnity. No member of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission on his or her own part, excepting his or her own gross negligence. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, with the exception of expenses and liabilities arising out of his or her own gross negligence.

ARTICLE 14
Claims Procedures

     14.1 Presentation of Claim. Any Participant or the surviving Beneficiary, if any, of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from this Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant.

     14.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time and shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant;

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 14.3.

     14.3 Review of Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after filing of the written request for review, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which request the Committee, in its sole and absolute discretion, may grant.

     14.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	reference to the specific Plan provisions on which the decision is based; and

(c)	such other matters as the Committee deems relevant.

     Any decision on review made by the Committee in good faith shall be final, conclusive and binding upon the Claimant, unless the decision is determined to have been arbitrary and capricious.

ARTICLE 15
Grantor Trust

     15.1 Funding of Trust. The Company may from time to time transfer to the trustee of the Trust such assets as the Committee determines, in its sole and absolute discretion, should be transferred thereto.

     15.2 Interrelationship of the Plan and the Trust. The provisions of this Plan shall govern the rights of a Participant and his or her Beneficiary to distributions pursuant to this Plan. The provisions of the Trust shall govern the rights of the Company, Participants and their Beneficiaries and the creditors of the Company to the assets, if any, transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under this Plan. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

ARTICLE 16
Miscellaneous

     16.1 Notice. Any notice required or permitted to be given under this Plan by a Participant or a Claimant shall be in writing and shall be hand delivered against receipt, or mailed via registered or certified mail return receipt requested, to:

Board of Directors
Yardville National Bank
2465 Kuser Road
Hamilton, NJ 08690

     Any notice to a Participant or his or her Beneficiary, if any, required or permitted to be given under this Plan by the Committee or the Board shall be in writing and shall be hand delivered to the Participant or Beneficiary, or mailed via registered or certified mail, return receipt requested, to the last known address for the Participant or Beneficiary as shown on the records of the Company.

     16.2 Successors. This Plan shall be binding upon the Company and its successors and assigns, and upon a Participant, the Participant’s Beneficiary, if any, and their permitted assigns, heirs, executors and administrators.

     16.3 Governing Law. This Plan shall be governed by and construed under the laws of the State of New Jersey to the extent such laws are not superseded by federal law.

     16.4 Pronouns. Masculine pronouns wherever used shall include feminine pronouns and the singular shall include the plural.

     16.5 Headings. The headings of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

     16.6 Validity. In the event any provision of this Plan shall be illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining provisions hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

     16.7 Incapacity of Recipient. If any person entitled to a benefit under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such benefit or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefore.

APPENDIX A

     The Company has designated the following persons as Participants in its Supplemental Executive Retirement Plan as of the Effective Date with (i) Years of Participation measured from the Eligibility Date and (ii) the Target Benefit equal to the percentage of Final Average Earnings as noted below

1. Jay G. Destribats	Eligibility Date:	December 31, 1994
	Target Benefit:	60% of Final Average Earnings
	Normal Retirement Age:	70

2. Patrick M. Ryan	Eligibility Date:	October 28, 1994
	Target Benefit:	60% of Final Average Earnings
	Normal Retirement Age:	65

3. Stephen F. Carman	Eligibility Date:	January 22, 1996
	Target Benefit:	40% of Final Average Earnings
	Normal Retirement Age:	60

4. Timothy J. Losch	Eligibility Date:	January 1, 1998
	Target Benefit:	40% of Final Average Earnings
	Normal Retirement Age:	65

5. Stephen R. Walker	Eligibility Date:	December 22, 2004
	Target Benefit:	20% of Final Average Earnings
	Normal Retirement Age:	65